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                                                                    EXHIBIT 4.11

                       AMENDMENT NO. 4 TO RIGHTS AGREEMENT

         THIS AMENDMENT is entered into as of the 21st day of November, 2000, by and among Spherion Corporation (f/k/a Interim Services Inc.), a Delaware corporation, (the "Company"), ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company ("Chase") and The Bank of New York, a New York trust company ("BONY" or "Successor Rights Agent").

                                 R E C I T A L S

         A. The Company and Chase entered into that certain Amendment No. 1 dated June 26, 1996, to that certain Rights Agreement dated March 17, 1994 (as amended to date, the "Rights Agreement"), whereby the Company appointed Chase as the successor rights agent to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of said Rights Agreement.

         B. The Company desires to remove Chase as successor rights agent and appoint BONY as Successor Rights Agent.

         C. The parties hereto desire that the Rights Agreement be amended to accomplish the foregoing.

         NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Pursuant to Sections 21 and 27 of the Rights Agreement:

         (a) the Company hereby appoints BONY, whose principal office for the purpose of this Amendment No. 4 is 101 Barclay Street, 12 West-Stock Transfer Administration, New York, New York, 10286, to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of the Rights Agreement, and BONY hereby accepts such appointment; and

         (b) the Rights Agreement is hereby amended in its entirety as necessary or appropriate to reflect the appointment of BONY as Successor Rights Agent pursuant to this Amendment No. 4.

         2. BONY represents, warrants and acknowledges to the Company that it is either (a) a corporation organized and doing business under the laws of the United States or of any state, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by Federal or state authority and which has, as of the date hereof, a combined capital and surplus of at least $25,000,000, or (b) an affiliate of a corporation described in clause (a) of this sentence.

         3. Chase, as the current successor rights agent and BONY, as a current transfer agent of the Company, each hereby expressly waives any prior or subsequent notice requirements associated with the appointment of BONY as Successor Rights Agent, including the notice provision of Section 21 of the Rights Agreement.

         4.       As promptly as practicable, and in any event within thirty
(30) days after the effective date hereof, Chase shall deliver and transfer to BONY any property or documentation (or copies

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thereof) held by Chase regarding the Rights Agreement, and shall execute and deliver any further assurance, conveyance, act or deed necessary for the purpose of this Amendment No. 4.

         5. Upon completion by Chase of the items set forth in paragraph 4 herein, the Company acquits, releases, and forever discharges Chase of and from all actions, suits, sums or money, damages, claims and liabilities whatsoever which the Company may have had or hereafter may have with respect to any aspect of the Rights Agreement.

         6. The Company agrees to indemnify and hold BONY, as Successor Rights Agent, harmless from and against any and all acts of Chase, as the predecessor successor rights agent, together with all liability arising therefrom.

         7. On the effective date of this Amendment No. 4, BONY, as Successor Rights Agent, shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent.

         8. Section 1(d) of the Rights Agreement is hereby amended by deleting the word "Delaware" and substituting in its place the words "New York".

         9. Section 1(e) of the Rights Agreement is hereby amended by deleting both occurrences of the words "Fort Lauderdale" and substituting in its place, in both instances, the words "New York City".

         10. Section 31 of the Rights Agreement is hereby amended by adding the following phrase at the end of such Section:

                  " ; provided, however, that the rights, obligations and duties of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York."

         11. In all other respects, except as herein stated, the Rights Agreement shall remain in full force and effect.

         12. This Amendment No. 4 may be executed in any number of counterparts, each of which shall constitute an original, which such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 to Rights Agreement, effective as of the date first above written.


                                        SPHERION CORPORATION


                                        By:  /s/ Lisa G. Iglesias
                                             -----------------------------------
                                         Name:   Lisa G. Iglesias
                                         Title:  Vice President, General Counsel
                                                 and Secretary


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                                        CHASEMELLON SHAREHOLDER
                                        SERVICES, L.L.C.


                                        By:  /s/ J.D. Curtin
                                             -----------------------------------
                                        Name:  J.D. Curtin
                                             -----------------------------------
                                        Title: Assistant Vice President
                                             -----------------------------------


                                        THE BANK OF NEW YORK


                                        By:  /s/ John I. Sivertsen
                                             -----------------------------------
                                        Name:  John I. Sivertsen
                                             -----------------------------------
                                        Title: Vice President
                                             -----------------------------------


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